Exhibit 3.95
ARTICLES OF ORGANIZATION
OF
SMBI IDAHO, LLC

The undersigned person acting as the organizer of a limited liability company under the Tennessee Revised Limited Liability Company Act, as amended (the “Act”) adopts the following Articles of Organization (the “Articles”).

Name
The name of the limited liability company is SMBI Idaho, LLC (the “Company”).

Registered Office and Agent
The address of the registered office is 40 Burton Hills Boulevard, Suite 500, Nashville, Davidson County, Tennessee 37215. The name of the initial Registered Agent at this address is Clifford G. Adlerz.

Principal Executive Office
The Principal Executive Office of the Company is 40 Burton Hills Boulevard, Suite 500, Nashville, Davidson County, Tennessee 37215.

Management
The Company shall be member-managed. The business of the Company shall be conducted under the management of its members. The members, by majority vote, may cause the Company to become a manager-managed or director-managed limited liability company and direct the secretary to file an amendment to the Articles so signifying.

IN WITNESS WHEREOF, the undersigned person, acting as organizer being duly authorized, executes the foregoing Articles for the purpose of filing and forming a limited liability company in accordance with the Act.

Dated: December 17, 2009	/s/ Kristine M. West
Kristine M. West, Organizer